As filed with the Securities and Exchange Commission on March 24, 1999

                                           Registration Statement No. 333-______
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ----------------------------------------
                                    Form S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                       -----------------------------------
                            BANKERS TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


          New York                                          13-6180473
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                  130 Liberty Street, New York, New York 10006
          (Address, including zip code, of principal executive offices)

                Coinvestment Plan for the Corporate Finance Group
                            (Full title of the plan)

                           Gordon S. Calder, Jr., Esq.
                             Melvin A. Yellin, Esq.
                            Bankers Trust Corporation
                               130 Liberty Street
                            New York, New York 10006
                                 (212) 250-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                 -----------------------------------------------

                         CALCULATION OF REGISTRATION FEE

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         Title of securities                Amount             Proposed maximum       Proposed maximum      Amount of
                to be                        to be            offering price per     aggregate offering    registration
            registered (1)                registered (2)            share                 price (3)            fee
------------------------------------------------------------------------------------------------------------------------------------

  Deferred Compensation Obligations       $50,000,000              100%                 $50,000,000          $13,900
------------------------------------------------------------------------------------------------------------------------------------

(1)  This  Registration  Statement  registers  Deferred  Compensation  Obligations  that are unsecured  obligations of Bankers Trust
     Corporation to pay deferred  compensation in the future in accordance with the terms of the Coinvestment Plan for the Corporate
     Finance Group of Bankers Trust Corporation (the "Plan").

(2)  This Registration  Statement registers an additional  $50,000,000 of Deferred  Compensation  Obligations to the $100,000,000 of
     Deferred Compensation  Obligations previously registered by Bankers Trust Corporation pursuant to the Registration Statement on
     Form S-8 (File No. 333-57427).

(3)  Estimated  solely for purposes of calculating  the  registration  fee. Such estimate has been computed in accordance  with Rule
     457(h) and is based upon an estimate of original amount deferred by participants.

     Other than Items 3, 4, 5 and 8 therein and the exhibits filed thereto, the contents of the Registration Statement on Form S-8 (File No. 333-57427) filed on June 22, 1998 relating to the registration of $100,000,000 of Deferred Compensation Obligations of Bankers Trust Corporation are incorporated by reference herein.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by Bankers Trust Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") (file no. 1-5902) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

          (1) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1998; and

          (2) The Corporation's Current Reports on Form 8-K, filed on September 4, 1997 and January 23, March 12 and March 19, 1999.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The securities being registered are deferred compensation obligations ("Obligations") of the Corporation and its successors and assigns under the Coinvestment Plan for the Corporate Finance Group (the "Plan").

     The Plan is administered by the Human Resources Committee of the Board of Directors of the Corporation or any committee that may be appointed by the Board (the "Committee"). The Committee's powers include the power to construe and interpret the Plan, to adopt rules for the Plan, and to make any determinations necessary or advisable for the administration of the Plan. The "Coinvestment Plan Board" is responsible for the day to day administration of the Plan. The Coinvestment Plan Board determines whether, and to what extent, amounts deferred under the Plan will be notionally invested in each Plan Investment (as defined below) and in which order such investments shall be made. The Coinvestment Plan Board may also temporarily notionally invest some or all of the deferred bonuses in the same investments as Plan Investments and for such periods of time as the Coinvestment Plan Board may determine ("Temporary Investments"). Neither the leverage nor the recourse provisions of the Plan apply to Temporary Investments. All amounts of deferred bonuses otherwise not notionally invested either in a Plan Investment or Temporary Investment will notionally accrue interest at the floating prime rate of Bankers Trust Company plus one percent per annum. Subject to certain limitations contained in the Plan, the Coinvestment Plan Board has sole authority to select the Plan Investments and Temporary Investments. Further, the Coinvestment Plan Board has complete discretion over when a Plan Investment or Temporary Investment is notionally liquidated and, if the Corporation has not made a hedging investment, the value of the Plan Investment or Temporary Investment for the purposes of such liquidation. All determinations by the Coinvestment Plan Board relating to the Plan will be final and binding.

     Subject to the terms and conditions of the Plan, each Obligation entitles the holder to a payment in an amount calculated as described below. The Obligations are unsecured general obligations of the Corporation to pay deferred compensation in accordance with the terms of the Plan. The Plan is unfunded. The Corporation is not required to set aside assets to be used for payment of Obligations. Because the Corporation is a holding company, the right of the Corporation (and hence the rights of creditors of the Corporation, including participants in the Plan) to participate in any distribution of the assets of any subsidiary of the Corporation upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Corporation as a creditor of the subsidiary are recognized.

     The Obligations do not have the benefit of any negative or restrictive covenants. The Obligations do not contain any events of default. The Obligations are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     At the beginning of each Performance Year (as defined below), selected Managing Directors, Principals and Vice Presidents in the Finance, Research, Corporate Credit, Latin America and Client Coverage areas of the Corporation (the "Finance Group") may elect to defer, on a pre-tax basis, a portion of their year-end annual cash bonus, in the case of non-commission-based eligible employees. Eligible employees who are paid on a commission basis may elect to defer, on a pre-tax basis, a certain percentage of their commissions due for each of the months of November and December for relevant Performance Year and the January following the relevant Performance Year. For purposes herein, references to "annual bonus", "year-end bonus", "deferred bonus" or "cash bonus" or the like shall be deemed to include such commissions or deferred commissions. The Plan only relates to year-end bonuses or such deferred commissions and does not apply to any interim bonuses paid in connection with the Deutsche Bank transaction. The amount of the bonus deferral may not be less than $10,000 or more than $100,000. If the amount a participant elected to defer exceeds the actual cash bonus payable to such participant, his/her deferral will be reduced to the actual cash bonus amount. Deferrals may also be reduced on a pro rata basis depending on (1) the aggregate size of the Plan Investments in the year to which the deferral relates (the "Performance Year") and (2) the amount of such investments sourced by the Finance Group.

     "Plan Investments" include (i) investment deals that are approved by the Corporation's Private Equity Investment Group ("BT Capital Partners"), (ii) investment deals that are recommended to BT Capital Partners by the Finance Group, rejected by BT Capital Partners and, after approval by the Coinvestment Plan Board, invested in by the Corporation, (iii) investments made by BT Investment Partners in LBO funds that mirror the funds included in the BT Private Equity Fund, LLC sponsored by Corporate Finance, (iv) investments in collateralized bond obligations, (v) investments in the Global Credit Fund, a leveraged fund that will globally invest primarily in non-investment grade debt securities, structured securities and related derivative instruments and (vi) such other investments as may be approved from time to time by the Coinvestment Plan Board and Investment Banking management.

     Amounts deferred by participants and related matched amounts (as described below) shall not be actually invested in Plan Investments and Temporary Investments, but shall be treated as if so invested for purposes of determining amounts payable to participants under the Plan.

     The amount deferred by each participant is deemed to be "matched" by the Corporation on a three-to-one basis to replicate the effects of leveraging. Matched funds bear interest equal to the floating prime rate of Bankers Trust Company plus one percent per annum and must be "closed out" (i.e., deemed to be repaid from the notional earnings (cash flow) of the Plan Investments) as described below before participants are entitled to receive any actual distributions with respect to any Plan Investment. For purposes of the Plan, 50% of the matched funds, together with interest, is considered to be recourse (the "Recourse Portion") and the other 50% of the matched funds, together with interest, is considered to be nonrecourse (the "Nonrecourse Portion"). All distributions are first applied to close out the Nonrecourse Portion of the matched funds followed by the Recourse Portion.

     When a Plan Investment distributes cash income (such as dividends and/or interest) or cash liquidation proceeds to its investors, a proportionate amount of each payment, based on the percentage notionally invested by the Plan in each Plan Investment (after payment of all expenses, any management fee and any "carried interest awards" granted to employees with respect to such Plan Investment), will be treated as earned on the notional investments under the Plan. Such notional earnings are first applied to close out the matched funds and the accrued interest thereon. Any additional notional earnings are distributable to participants on a pro rata basis (subject to vesting requirements and a right of offset described below). Unless otherwise determined by the Corporation's Chief Executive Officer, distributions from the Plan will be made entirely in cash. For purposes of the Plan, each of (i) the notional proceeds or liquidation of a Temporary Investment and (ii) the notional accrual of interest on the amount of deferred bonuses not otherwise notionally invested in either a Plan Investment or Temporary Investment shall not be deemed an event which triggers a distribution under the Plan. The amount of (i) the notional proceeds or liquidation of a Temporary Investment and (ii) the notional accrued interest on the amount of deferred bonuses not otherwise notionally invested in either a Plan Investment or Temporary Investment may be notionally invested in Plan Investments or other Temporary Investments by the Coinvestment Plan Board as it may determine.

     In the event that the notional proceeds from the Plan Investments of a given Performance Year are insufficient to close out the matched funds and related interest, each participant will be personally liable to the Corporation for the unpaid amount of the Recourse Portion. Such liability may be applied against other amounts payable to the participant under the Plan (with respect to other Performance Years) or otherwise payable to the participant by the Corporation.

     Participants vest in any notional earnings related to their bonus deferral for a Performance Year on the earlier of (i) the cash liquidation (or deemed cash liquidation) of all the Plan Investments in that Performance Year or (ii) the first anniversary of the end of that Performance Year, in each case provided that the participant has been continuously employed by the Corporation or its subsidiaries through such vesting date. Distributions to participants whose employment is terminated for cause, or who resign prior to the first anniversary of the end of the Performance Year, are limited to the greater of such participants' deferred bonus plus interest, if any, or the actual distributions received by them under the terms of the Plan prior to such termination of employment. As a result, if a participant resigns prior to the first anniversary of the end of the Performance Year, or is terminated for cause, prior to the receipt of any distributions under the Plan, such participant will lose all of his or her rights to the "matched" amount, will only be entitled to be paid the deferred bonus plus interest after the "matched" amount is recouped, will only be entitled to receive distributions equal to the deferred bonus plus accrued interest and will remain personally liable for the Recourse Portion. If a participant resigns after the first anniversary of the end of the Performance Year, such participant will lose all rights to distributions attributable to the "matched" amount, will only be entitled to distributions attributable to his/her deferred bonus amount and will remain personally liable for the Recourse Portion. Participants whose employment terminates due to retirement, death, permanent disability or termination by the Corporation without cause vest (to the extent not previously vested) in the notional earnings on both their bonus deferral and matched funds at the time of such termination of employment.

     Upon a Change of Control (as defined in the Corporation's 1997 Stock Option and Stock Award Plan), all notional proceeds related to deferred bonuses and matched funds shall immediately be deemed to be vested; provided that the proposed acquisition of the Corporation by Deutsche Bank (or any affiliate thereof), however accomplished, shall not be deemed to be a Change of Control. Upon a Change of Control, however, any distributions will remain subject and be made as described above.

     Participants' interests in the Plan are not transferable. No right, title or interest of any kind in the Plan is transferable or assignable by a participant or his or her beneficiary or is subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his or her beneficiary. Once a deferral election has been made, a participant has no ability to withdraw his/her deferred bonus or any amounts related thereto, but can only receive distributions as provided under the terms of the Plan.

     The total amount of Obligations under the Plan are not determinable because the amounts will vary depending upon, among other things, the level of participation by eligible persons, the total amount of Plan Investments, the amount of such investments sourced by the Finance Group, and the performance of such Plan Investments. Likewise, the duration of the Plan is indefinite because

Obligations may only be paid, if at all, after cash liquidation of all investments included in the Plan Investments for each Performance Year.

     The Obligations are not subject to redemption, in whole or in part, at the option of the Corporation or through operation of a mandatory or optional sinking fund or analogous provision. The Corporation reserves the right to amend, suspend or terminate the Plan, except that no such amendment, suspension or termination may materially impair the rights of participants with respect to investments previously made without their written consent.

     Neither participation in the Plan nor receipt of any information with respect to the Plan will be construed to give any participant any right to continue to be employed by the Corporation or any of its subsidiaries or affiliates.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     The validity of the securities offered hereby has been passed upon for the Corporation by Gordon S. Calder, Jr., Managing Director and Counsel of the Corporation. Mr. Calder has an interest in a number of shares amounting to less than .02 percent of the outstanding Common Stock of the Corporation.

ITEM 8.  EXHIBITS

     The exhibits are listed in the exhibit index.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 23rd day of March, 1999.

                                    BANKERS TRUST CORPORATION


                                    By   /s/ Yves C. DeBalmann
                                      ----------------------------------
                                      (YVES C. DEBALMANN, VICE CHAIRMAN)



     Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.


SIGNATURE                TITLE                                           DATE

Frank N. Newman*         Chairman of the Board, Chief Executive
                         Officer and President (Principal Executive
                         Officer)

Richard H. Daniel*       Vice Chairman and Chief Financial
                         Officer (Principal Financial Officer)

David C. Fisher*         Controller and Principal Accounting
                         Officer


Lee A. Ault III          Director

Neil R. Austrian*        Director

George B. Beitzel*       Director

Phillip A. Griffiths*    Director

William R. Howell*       Director

Vernon E. Jordan, Jr.*   Director

Hamish Maxwell*          Director

SIGNATURE                TITLE                                           DATE


N.J. Nicholas Jr.*       Director

Russell E. Palmer*       Director

Donald L. Staheli*       Director

Patricia Carry Stewart*  Director

G. Richard Thoman*       Director

George J. Vojta*         Vice Chairman and Director

Paul A. Volcker*         Director


*By   /s/ James T. Byrne, Jr.                                     March 23, 1999
   -----------------------------------------
   (JAMES T. BYRNE, JR., ATTORNEY-IN-FACT)

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                DESCRIPTION                             LOCATION

5        Opinion re validity                         Filed as an exhibit hereto.

23       Consents of experts and counsel:

         (a) KPMG LLP, New York, New York            Filed as an exhibit hereto.

         (b) Ernst & Young LLP                       Filed as an exhibit hereto.

         (c) KPMG LLP, Baltimore, Maryland           Filed as an exhibit hereto.

         (d) Gordon S. Calder, Jr.                   Included in Exhibit 5.

24       Power of Attorney                           Filed as an exhibit hereto.